EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the First Quarter 2016

Company Reports Record First Quarter Revenue of $1.1 Billion

 Strong Caribbean Demand Drives Solid Yield Growth

 Record First Quarter Earnings with 41% Growth in Adjusted EPS

MIAMI, May 10, 2016 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company,”) today reported financial results for the first quarter ended March 31, 2016, as well as provided guidance for the second quarter and full year 2016.

Highlights

  Adjusted EPS growth of 41% to $0.38 on Adjusted Net Income of $86.7 million.  EPS increased to $0.32 on Net Income of $73.2 million.

  The Company’s current booked position for 2016 is on par with prior year’s record levels and at higher prices. Strength in the Caribbean, Alaska, Hawaii, and other North American markets is offsetting softness in European itineraries.

  Constant Currency Adjusted Net Yield increased 3.6% (2.5% as reported), driven primarily by solid demand in the Caribbean and strong onboard revenue. Gross Yield increased 2.4%.

  First half of 2017 booking trends remain strong at higher prices.

  Company remains confident in reaching previously stated targets of double-digit Adjusted ROIC in 2016, growing to 14% by 2018, and $5.00 Adjusted EPS in 2017.

  Oceania Cruises welcomed its latest ship, Sirena, to its fleet.

  Company revealed exciting features and amenities for Norwegian Joy, its purpose-built ship dedicated to the Chinese market.

“We are pleased to report another quarter of solid financial performance and significant earnings growth driven primarily by strong pricing with robust demand in the Caribbean driving net yield growth above our expectations,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings.  “We are on track to reach our stated targets of $5.00 Adjusted EPS in 2017 and double-digit return on invested capital on an adjusted basis in 2016, growing to 14% by 2018.  Our recent announcements regarding our China-dedicated ship, Norwegian Joy, have been extremely well-received in the Chinese market giving us strong momentum prior to the ship’s introduction in 2017,” continued Del Rio.

First Quarter 2016 Results

Net Income was $73.2 million, or $0.32 per share compared to a loss of ($21.5) million or ($0.10) per share in the prior year.  The Company generated Adjusted Net Income of $86.7 million, or $0.38 per share compared to $62.6 million or $0.27 per share in the prior year. Adjusted EPS increased 41% over prior year, benefiting from solid Adjusted Net Yield performance as a result of strong pricing along with the earnings benefit from the Norwegian Escape which joined the fleet in October 2015.

Total Revenue for the Company increased 14.9% to $1.1 billion compared to $938.2 million in 2015.  Adjusted Net Revenue in the period increased 15.1% to $838.7 million compared to $728.9 million in 2015, primarily as a result of the addition of Norwegian Escape.  Adjusted Net Yield improved 3.6% on a Constant Currency basis (2.5% on an as reported basis), mainly due to higher pricing benefiting from strength in the Caribbean and strong onboard revenue.  Gross Yield increased 2.4%.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 1.5% on a Constant Currency basis (1.1% on an as reported basis), primarily due to an increase in marketing expense as well as two scheduled dry-docks in the quarter compared to the prior year which had one dry-dock in the period.  Gross Cruise Costs per Capacity Day decreased 3.2%.

Fuel price per metric ton, net of hedges, decreased 16.7% to $438 from $526 in 2015.  The Company reported fuel expense of $81.7 million, which excluded a loss of $5.2 million recorded in other income (expense), related to the ineffective portion of its fuel hedge portfolio due to market volatility.

Interest expense, net increased to $59.8 million from $51.0 million as a result of higher interest rates due to an increase in LIBOR rates as well as an increase in average debt balances outstanding primarily associated with the delivery of Norwegian Escape.

Other income (expense) of $2.8 million included a gain from the fair value increase related to a foreign exchange collar for the Seven Seas Explorer newbuild, partially offset by a $4.2 million loss on foreign currency exchange and the aforementioned loss on fuel hedges.

The Company repurchased approximately $50 million of the Company’s outstanding ordinary shares under its previously authorized three-year, $500 million share repurchase program.  As of March 31, 2016, $264 million remained available for repurchases.

Sale of Hawaii Land-based Operations

In the first quarter of 2016, the Company executed an agreement to divest its interest in a certain land-based operation in Hawaii. The amount of the transaction is considered immaterial to the Company’s consolidated financial statements.  The agreement is subject to customary closing conditions, including receipt of all required regulatory approvals.  The sale is expected to be completed during 2016.  The Company’s first quarter financial results include the results from this operation.  For purposes of comparison to the guidance provided by the Company in its prior release, key operational metrics excluding the results of this operation are as follows:

  Adjusted Net Yield growth on a Constant Currency basis would have been 3.9% compared to guidance of approximately 2.5% and 2.7% on an as reported basis (excluding the results of the aforementioned operation) compared to guidance of approximately 1.75%.
  Adjusted Net Cruise Costs Excluding Fuel per Capacity Day growth on a Constant Currency basis would have been 1.6% compared to guidance of approximately 2.0% and 1.3% on an as reported basis (excluding the results of the aforementioned operation) compared to guidance of approximately 1.75%.

2016 Outlook

“Continued strong demand in the Caribbean, Alaska, Bermuda, and Hawaii is offsetting softness in Europe which comes mainly as a result of lower demand from North American consumers,” said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings.  “While this softness is tempering yield growth mainly in the second quarter, strong bookings and pricing in other core markets, as well as the addition of Seven Seas Explorer to our fleet, are contributing to strong yield performance in the back half of the year, keeping us on track to deliver expected earnings growth of approximately 30%,” continued Beck.

Sirena joined the Oceania Cruises’ fleet in March and her first sailing commenced in late April following an extensive, multi-million dollar upgrade and refurbishment.  Seven Seas Explorer, the first newbuild for Regent Seven Seas Cruises in over thirteen years, will join the fleet in the third quarter.

2016 Guidance and Sensitivities

In addition to announcing the results for the first quarter, the Company also provided guidance for the second quarter and full year 2016, along with accompanying sensitivities, which both exclude the results of the aforementioned land-based operation in Hawaii.

	Second Quarter 2016 (1)		Full Year 2016 (1)
	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	Approx. 1.5%	Approx. 1.75%	Approx. 3.5%	Approx. 4.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 6.0%	Approx. 6.25%	Approx. 2.25%	Approx. 2.5%
Adjusted EPS	$0.80 to $0.85		$3.65 to $3.85
Adjusted Depreciation and Amortization (2)	Approx. $100 million		$408 to $418 million
Interest Expense, net	$55 to $60 million		$238 to $248 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (3)	$0.04		$0.13

(1) Excludes results from the Company’s interest in certain land-based operation in Hawaii.
(2) Excludes $5.3 million and $21.1 million of amortization of intangible assets related to the Acquisition of Prestige in the second quarter and full year 2016, respectively.
(3) Based on midpoint of guidance.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2016	Full Year 2016
Fuel consumption in metric tons	175,000	715,000
Fuel price per metric ton, net of hedges	$480	$460
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.03

As of March 31, 2016, the Company had hedged approximately 92%, 82%, 55% and 50% of its total projected metric tons of fuel purchases in 2016, 2017, 2018 and 2019, respectively.  The average fuel price per metric ton of the hedge portfolio for the same periods is $380, $361, $356 and $309, respectively.  During the quarter the Company opportunistically layered on incremental hedges increasing its overall hedge position, including new hedges for marine gas oil (MGO).

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations. As of March 31, 2016, anticipated capital expenditures were $0.9 billion for the remainder of 2016, and $1.3 billion for each of the years ending December 31, 2017 and 2018, respectively, of which the Company has export credit financing in place for the expenditures related to ship construction contracts of $0.5 billion for 2016, $0.6 billion for 2017 and $0.7 billion for 2018.

Company Updates and Other Business Highlights

Regent Explorer-class Order for Delivery in 2020

During the quarter the Company announced it reached an agreement with Fincantieri of Italy to construct a sister ship to Seven Seas Explorer for its Regent Seven Seas Cruises brand scheduled for delivery in winter 2020.  The new ship will further build upon the high-end features and amenities that have led to Seven Seas Explorer being hailed as the most luxurious ship ever built.  The contract price for the vessel is euro 422 million and the Company has committed financing in place from a syndicate of banks for export credit financing in connection with this order.

Norwegian Joy Highlights

The Company named its first purpose-built ship customized for the Chinese market, Norwegian Joy. The name Norwegian Joy emphasizes the experience that the ship will offer, a promise that guests will ‘Experience Paradise on the Sea’. With a capacity of 3,900 guests, the new Breakaway Plus Class Ship will debut in China in summer 2017.

The Company also recently revealed features and amenities for Norwegian Joy, which are designed to provide First Class at Sea experiences with onboard amenities that cater to the unique vacation desires of Chinese guests. Norwegian Joy will provide a multitude of VIP accommodations including The Haven by Norwegian®, the line’s exclusive, ship-within-a-ship suite luxury complex, which will also include an all-new Observation Deck that features 180 degree views, and a Concierge level, an all-new accommodations category which will provide a VIP experience and feature larger balcony staterooms.  Accommodation offerings will also include staterooms designed specifically for families and a multitude of connecting staterooms, for extended families traveling together, as well as a wide array of mini-suite, balcony, ocean view and interior staterooms, many with virtual balconies.

Norwegian Joy will offer engaging and innovative activities including a first at sea two-level competitive racetrack, an open-air laser tag course, thrilling simulator rides and interactive video walls at the Galaxy Pavilion as well as hover craft bumper cars, a state-of-the-art racing simulator and two multi-story waterslides.  In addition, Norwegian Joy will house a tranquil open space park as well as the line’s largest upscale shopping district, complete with everything from exceptional duty-free shops to world-renowned global luxury brands.

Board of Directors Transitions to be Majority Independent

During the quarter, the Company announced the resignation of two members from its Board of Directors. With the departures of Mr. Peterson and Mr. Crowe, the Board eliminated the vacant seats created by the resignations to reduce its size from eleven to nine members, the majority of whom are independent.

Harvest Caye Destination Experience Revealed

The Company revealed details for its new highly-anticipated premier Western Caribbean destination experience, Harvest Caye, Belize.  This spectacular resort-style port of call is set to welcome guests in November 2016 and will feature an expansive white sand beach, a 15,000 square foot pool, multiple dining options and easy access to the Belize mainland for unforgettable adventure tours.

Fleet Enhancement Update

In March, Norwegian Cruise Line’s U.S.-flagged ship, Pride of America, emerged from a three-and-a-half week dry-dock where she received ship-wide enhancements including newly designed public spaces, brand new venues and refreshed décor in all staterooms. Pride of America’s extensive renovation is part of The Norwegian Edge™ program, a $400 million investment that sets a new standard of excellence for the Norwegian brand encompassing the entire guest experience. Beyond hardware upgrades, guests can now enjoy new menus in all dining outlets offering more freedom and flexibility to guests with additional choices and à la carte priced items in complimentary dining rooms and specialty restaurants.

In April, Seven Seas Navigator emerged from dry-dock essentially a brand new ship now featuring the same elegant style and undisputable attention to detail famously featured on Seven Seas Explorer, providing guests with a consistent look-and-feel no matter which Regent Seven Seas Cruises ship they choose to sail.  As part of Regent’s extensive $125 million fleet-wide refurbishment program, Seven Seas Navigator was the first of three ships to undergo refurbishments with a refresh to all suite categories, lounges, library, casino, boutiques, reception area, and signature restaurants Compass Rose and La Veranda.

Itinerary Announcements

Norwegian Cruise Line announced select 2017-2018 fall and winter itineraries that feature sought-after destinations while offering the freedom and flexibility on board that only Norwegian Cruise Line provides. Highlights include a variety of Caribbean & Bahamas cruises from New York, Port Canaveral and Miami; immersive 10-day Canary Islands cruises from Barcelona; as well as the Company’s exclusive seven-day, intra-island Hawaii sailings from Honolulu.

Oceania Cruises announced its summer 2017-2018 and winter collection with 172 sailings to more than 370 ports around the world.  Nearly 70% of the sailings feature completely new itineraries not offered by the cruise line previously, setting a whole new standard for destination innovation.

Regent Seven Seas Cruises unveiled 2017-2018 itineraries featuring a wealth of new and exotic itineraries.  This announcement coincided with expansion of the most inclusive luxury experience with the addition of free, intercontinental roundtrip business class air for all guests. Regent Seven Seas Cruises is the first cruise line to offer free business class air to guests, complementing other inclusive elements such as free unlimited shore excursions, fine wine and spirits, unlimited internet access, prepaid gratuities, ground transfers and luxury pre-cruise hotel stays.

Conference Call

The Company has scheduled a conference call for Tuesday, May 10, 2016 at 11:00 a.m. Eastern Time to discuss first quarter results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 23 ships with approximately 45,800 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce five additional ships through 2020.

Norwegian Cruise Line is an innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of "Freestyle Cruising," which revolutionized the industry by giving guests more freedom and flexibility. Norwegian Cruise Line offers The Haven by Norwegian, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers the finest cuisine at sea and immersive destination experiences with destination-rich itineraries spanning the globe. Regent Seven Seas Cruises is an all-inclusive cruise line which provides all-suite accommodations, round-trip air transportation, highly personalized service, acclaimed cuisine, fine wines and spirits, Wi-Fi, sightseeing excursions in every port and other amenities included in the cruise fare.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in a cash and stock for a total transaction consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.   Net Yield adjusted for supplemental adjustments.

Adjusted Return on Invested Capital (“Adjusted ROIC”). Adjusted EBITDA plus Adjusted Depreciation and Amortization divided by debt and shareholders’ equity including certain amounts due to affiliate, averaged for four quarters.

Berths.  Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Breakaway Class Ships. Norwegian Breakaway and Norwegian Getaway.

Breakaway Plus Class Ships. The next generation of ships which are similar in design and innovation to Breakaway Class Ships.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

EPS. Diluted earnings per share.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Management NCL Corporation Units. NCL Corporation, Ltd.’s (“NCLC”) previously outstanding profits interests issued to management (or former management) of NCLC which were converted into units in NCLC.  All Management NCL Corporation Units were exchanged for NCLH ordinary shares and restricted shares in the fourth quarter of 2014.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Adjusted ROIC, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which excludes certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. Our management believes the presentation of Adjusted ROIC, a non-GAAP financial measure, provides a useful performance metric for evaluating our effective use of capital. In addition, management uses this measure as a component of our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, Adjusted EPS and Adjusted ROIC may not be indicative of future adjustments or results.

The Company’s 2016 guidance is presented on an adjusted basis due to the significant uncertainty in projecting the actual impact of the costs deducted to arrive at these measures.  The Company has not provided reconciliations between Adjusted Net Yield, Adjusted Net Cruise Cost Excluding Fuel per Capacity Day or Adjusted EPS and forecasted Gross Yield, Gross Cruise Cost per Capacity Day and EPS because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the risks and increased costs associated with operating internationally; our efforts to expand our business into new markets; adverse events impacting the security of travel, such as terrorist acts, acts of piracy, armed conflict and threats thereof and other international events; breaches in data security or other disturbances to our information technology and other networks; the spread of epidemics and viral outbreaks; adverse incidents involving cruise ships; changes in fuel prices and/or other cruise operating costs;  our hedging strategies; our inability to obtain adequate insurance coverage; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; our ability to incur significantly more debt despite our substantial existing indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; fluctuations in foreign currency exchange rates; our inability to recruit or retain qualified personnel or the loss of key personnel; future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain ships and certain other services; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; future increases in the price of, or major changes or reduction in, commercial airline services; seasonal variations in passenger fare rates and occupancy levels at different times of the year; our ability to keep pace with developments in technology; amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2016	2015

Revenue
Passenger ticket	$740,112	$670,483
Onboard and other	337,520	267,699
Total revenue	1,077,632	938,182
Cruise operating expense
Commissions, transportation and other	175,437	171,827
Onboard and other	63,965	58,645
Payroll and related	177,143	157,629
Fuel	81,672	87,374
Food	51,003	41,851
Other	115,261	106,374
Total cruise operating expense	664,481	623,700
Other operating expense
Marketing, general and administrative	180,574	154,157
Depreciation and amortization	101,295	99,976
Total other operating expense	281,869	254,133
Operating income	131,282	60,349
Non-operating income (expense)
Interest expense, net	(59,754)	(50,989)
Other income (expense)	2,805	(30,139)
Total non-operating income (expense)	(56,949)	(81,128)
Net income (loss) before income taxes	74,333	(20,779)
Income tax expense	(1,104)	(677)
Net income (loss)	$73,229	$(21,456)

Weighted-average shares outstanding
Basic	227,239,533	224,301,117
Diluted	228,112,035	224,301,117

Earnings (loss) per share
Basic	$0.32	$(0.10)
Diluted	$0.32	$(0.10)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2016	2015

Net income (loss)	$73,229	$(21,456)
Other comprehensive income (loss):
Shipboard Retirement Plan	108	119
Cash flow hedges:
Net unrealized gain (loss)	70,450	(103,765)
Amount realized and reclassified into earnings	34,550	21,886
Total other comprehensive income (loss)	105,108	(81,760)
Total comprehensive income (loss)	$178,337	$(103,216)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$154,867	$115,937
Accounts receivable, net	45,613	44,996
Inventories	62,383	58,173
Prepaid expenses and other assets	130,053	121,305
Total current assets	392,916	340,411
Property and equipment, net	9,489,153	9,458,805
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	317,214	259,085
Total assets	$12,405,739	$12,264,757
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$629,953	$629,840
Accounts payable	54,250	51,369
Accrued expenses and other liabilities	606,161	640,568
Due to affiliate	20,976	20,769
Advance ticket sales	1,178,749	1,023,973
Total current liabilities	2,490,089	2,366,519
Long-term debt	5,670,144	5,767,697
Other long-term liabilities	317,895	349,661
Total liabilities	8,478,128	8,483,877
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 232,313,393 shares issued and 227,001,432 shares outstanding at March 31, 2016 and 232,179,786 shares issued and
227,815,301 shares outstanding at December 31, 2015	232	232
Additional paid-in capital	3,832,929	3,814,536
Accumulated other comprehensive income (loss)	(307,542)	(412,650)
Retained earnings	641,247	568,018
Treasury shares (5,311,961 and 4,364,485 ordinary shares at March 31, 2016 and December 31, 2015,
respectively, at cost)	(239,255)	(189,256)
Total shareholders' equity	3,927,611	3,780,880
Total liabilities and shareholders' equity	$12,405,739	$12,264,757

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities
Net income (loss)	$73,229	$(21,456)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation and amortization expense	104,686	104,533
(Gain) loss on derivatives	(11,948)	29,027
Deferred income taxes, net	158	60
Gain on contingent consideration	-	(9,100)
Write-off of deferred financing fees	-	195
Provision for bad debts and inventory	575	-
Share-based compensation expense	15,245	12,005
Changes in operating assets and liabilities:
Accounts receivable, net	(1,042)	1,474
Inventories	(4,360)	(80)
Prepaid expenses and other assets	(5,390)	(4,488)
Accounts payable	2,750	(17,455)
Accrued expenses and other liabilities	7,572	(35,481)
Advance ticket sales	148,621	255,556
Net cash provided by operating activities	330,096	314,790
Cash flows from investing activities
Additions to property and equipment, net	(132,027)	(73,131)
Settlement of derivatives	(1,167)	-
Net cash used in investing activities	(133,194)	(73,131)
Cash flows from financing activities
Repayments of long-term debt	(308,248)	(477,224)
Proceeds from long-term debt	204,000	224,033
Proceeds from the exercise of share options	2,044	51,790
Proceeds from employee share purchase plan	1,104	-
Purchases of treasury shares	(49,999)	-
Deferred financing fees and other	(6,873)	(3,660)
Net cash used in financing activities	(157,972)	(205,061)
Net increase in cash and cash equivalents	38,930	36,598
Cash and cash equivalents at beginning of the period	115,937	84,824
Cash and cash equivalents at end of the period	$154,867	$121,422

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended
		March 31,
		2016	2015

Passengers carried		551,475	513,526
Passenger Cruise Days		4,285,294	3,768,115
Capacity Days		3,990,942	3,556,468
Occupancy Percentage		107.4%	106.0%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended
	March 31,
		2016
		Constant
	2016	Currency	2015

Passenger ticket revenue	$740,112	$752,632	$670,483
Onboard and other revenue	337,520	337,519	267,699
Total revenue	1,077,632	1,090,151	938,182
Less:
Commissions, transportation
and other expense	175,437	178,905	171,827
Onboard and other expense	63,965	63,965	58,645
Net Revenue	838,230	847,281	707,710
Non-GAAP Adjustment:
Deferred revenue (1)	460	460	21,194
Adjusted Net Revenue	$838,690	$847,741	$728,904

Capacity Days	3,990,942	3,990,942	3,556,468

Gross Yield	$270.02	$273.16	$263.80
Net Yield	$210.03	$212.30	$198.99
Adjusted Net Yield	$210.15	$212.42	$204.95

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended
	March 31,
		2016
		Constant
	2016	Currency	2015
Total cruise operating expense	$664,481	$669,159	$623,700
Marketing, general and
administrative expense	180,574	181,315	154,157
Gross Cruise Cost	845,055	850,474	777,857
Less:
Commissions, transportation
and other expense	175,437	178,905	171,827
Onboard and other expense	63,965	63,965	58,645
Net Cruise Cost	605,653	607,604	547,385
Less: Fuel expense	81,672	81,672	87,374
Net Cruise Cost Excluding Fuel	523,981	525,932	460,011
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	791	791	1,453
Non-cash share-based compensation (2)	15,245	15,245	12,005
Severance payments and other fees (3)	2,030	2,030	10,387
Management NCL Corporation Units exchange expenses (4)	-	-	624
Acquisition of Prestige expenses (5)	1,741	1,741	400
Contingent consideration adjustment (6)	-	-	(9,100)
Adjusted Net Cruise Cost Excluding Fuel	$504,174	$506,125	$444,242

Capacity Days	3,990,942	3,990,942	3,556,468

Gross Cruise Cost per Capacity Day	$211.74	$213.10	$218.72
Net Cruise Cost per Capacity Day	$151.76	$152.25	$153.91
Net Cruise Cost Excluding Fuel per Capacity Day	$131.29	$131.78	$129.34
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$126.33	$126.82	$124.91

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(4) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(6) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2016	2015

Net income (loss)	$73,229	$(21,456)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	791	1,453
Non-cash share-based compensation (2)	15,245	12,005
Severance payments and other fees (3)	2,030	10,387
Management NCL Corporation Units exchange expenses (4)	-	624
Acquisition of Prestige expenses (5)	1,741	400
Deferred revenue (6)	460	21,194
Amortization of intangible assets (7)	5,268	18,146
Contingent consideration adjustment (8)	-	(9,100)
Derivative adjustment (9)	(12,096)	28,953
Adjusted Net Income	$86,668	$62,606
Diluted weighted-average shares outstanding - Net income (loss)	228,112,035	224,301,117	(10)
Diluted weighted-average shares outstanding - Adjusted Net income	228,112,035	229,046,929
Diluted earnings (loss) per share	$0.32	$(0.10)
Adjusted EPS	$0.38	$0.27

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(4) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(6) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(7) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(8) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(9) In 2016, a gain of approximately $13.6 million for the fair value adjustment of a foreign exchange collar which does not receive hedge accounting and losses of approximately $(1.5) million for dedesignation of certain fuel swaps. In 2015, a loss for the fair value adjustment of a foreign exchange collar which does not receive hedge accounting treatment. These adjustments are included in other income (expense).
(10) Due to a net loss, excludes 4,745,812 shares, as including these would be antidilutive.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended
	March 31,
	2016	2015

Net income (loss)	$73,229	$(21,456)
Interest expense, net	59,754	50,989
Income tax expense	1,104	677
Depreciation and amortization expense	101,295	99,976
EBITDA	235,382	130,186

Other (income) expense	(2,805)	30,139
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	791	1,453
Non-cash share-based compensation (2)	15,245	12,005
Severance payments and other fees (3)	2,030	10,387
Management NCL Corporation Units exchange expenses (4)	-	624
Acquisition of Prestige expenses (5)	1,741	400
Deferred revenue (6)	460	21,194
Contingent consideration adjustment (7)	-	(9,100)
Adjusted EBITDA	$252,844	$197,288

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(4) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(6) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(7) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Free Cash Flow was calculated as follows (in thousands):

	Three Months Ended
	March 31,
	2016	2015

Net cash provided by operating activities	$330,096	$314,790
Less: Capital expenditures for ship construction	(25,609)	(21,295)
Less: Capital expenditures for business enhancements and other	(106,418)	(51,836)
Free Cash Flow	$198,069	$241,659

Investor Relations Contact
Andrea DeMarco
(305) 468-2463
InvestorRelations@ncl.com

Media Contacts
Jason Lasecki
(305) 514-3912
Vanessa Picariello
(305) 436-4713
PublicRelations@ncl.com